Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) expected to be filed on or about May 5, 2008 pertaining to the Teledyne Technologies Incorporated 2008 Incentive Award Plan of our reports dated February 22, 2008, with respect to the consolidated financial statements and schedule of Teledyne Technologies Incorporated included in its Annual Report (Form 10-K) for the year ended December 30, 2007, and the effectiveness of internal control over financial reporting of Teledyne Technologies Incorporated filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Los Angeles, California
May 1, 2008